SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             SYBRON CHEMICALS INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                     51-0301280
              --------                                     ----------
(State of incorporation or organization)                  (IRS Employer
                                                          Identification  No.)

Birmingham Rd., P.O. Box 66, Birmingham, N.J.                08011
---------------------------------------------                -----
      (Address of principal executive offices)            (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and and is effective pursuant to General Instruction A.(c), please check the following box. / x /

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) please check the following box. / /

Securities Act registration statement file number to which this form relates:
                                  _____________
                                 (If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

                                               Name of Each Exchange on
        Title of Each Class                    Which Each Class is to be
        to be so Registered                    Registered

   Preferred Stock Purchase Rights              The American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

Item 1.  Description of Securities to be Registered.

     On April 20, 1999, by action by unanimous consent in writing, the Board of Directors of Sybron Chemicals Inc., a Delaware corporation (the "Company"), approved and adopted Amendment No. 1 to the Rights Agreement, dated as of April 20, 1999, by and between the Company and the Rights Agent (the "Amendment"). The Rights previously were registered on August 14, 1998 by the filing of the Company's Registration Statement on Form 8-A (the "Registration Statement") with the Securities and Exchange Commission.

     A complete copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. A copy of the Rights Agreement, dated as of August 7, 1998, by and between the Company and BankBoston, N.A. as Rights Agent is incorporated herein by reference to Exhibit 1to the Registration Statement.

Item 2.  Exhibits.

         Number                             Exhibit
         ------                             -------

           1 Amendment No. 1 to the Rights Agreement, dated as of April 20, 1999, by and between the Company and the Rights Agent.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     SYBRON CHEMICALS INC.
                                            (Registrant)



Date: May 12, 1999                   By: /s/ Steven F. Ladin
                                     -----------------------
                                             Name:  Steven F. Ladin
                                             Title: Vice President, Finance and
                                                    Chief Financial Officer

                                INDEX OF EXHIBITS



Number       Exhibit                             Method of Filing

   1         Amendment No. 1 to the Rights       Filed herewith electronically.
             Agreement, dated as of
             April 20, 1999, by and between
             the Company and the Rights Agent.

                                                                    Exhibit 1

                     AMENDMENT No. 1 TO THE RIGHTS AGREEMENT

     Amendment  No.  1 to the  Rights  Agreement,  dated as of  April  20,  1999
("Amendment  No.  1"),  by  and  between  Sybron   Chemicals  Inc.,  a  Delaware
corporation (the "Company"), and BankBoston, N.A. (the "Rights Agent").

                              W I T N E S S E T H :

     WHEREAS, on August 7, 1998 the Company and the rights Agent entered into a Rights Agreement (the "Agreement"), the terms of which are incorporated herein by reference and made a part hereof;

     WHEREAS, the Company, with the unanimous approval of the Board of Directors of the Company, and the Rights Agent have mutually agreed to modify the terms of the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

                  Section 1.  Amendment of "Certain Definitions" Section.

                  (a)      The definition of "Exempted Person" contained in
Section 1(g) of the Agreement is hereby amended, in its entirety, to read as follows:

                           "Exempted Person" shall mean any Person who, together
                  with all Affiliates and Associates of such Person, (i) on the Rights Dividend Declaration Date is the Beneficial Owner of securities (as disclosed in public filings with the Securities and Exchange Commission on the Rights Dividend Declaration
                  Date), representing 20% or more of the shares of Common Stock outstanding on such date; or (ii) becomes the Beneficial Owner of securities representing 20% or more of the shares of Common Stock then outstanding because of a reduction in the number of outstanding shares of Common Stock then outstanding as a result of the purchase by the Company or a Subsidiary of the Company of shares of Common Stock; provided, however, that any such Person described in clause (ii) shall no longer be deemed to be an Exempted Person and shall be deemed an Acquiring Person if such Person, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner, at any time after the date such Person became the Beneficial Owner of (and so long as such Person continues to be the Beneficial Owner of) 20% or more of the then outstanding shares of Common Stock of additional securities representing 1,000 or more shares of Common Stock, except (x) pursuant to the exercise of options or warrants to purchase Common Stock outstanding and beneficially owned by such Person as of the date such Person became the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock or as a result of an adjustment to the number of shares of Common Stock for which such options or warrants are exercisable pursuant to the terms thereof, or (y) as a result of a stock split, stock dividend or the like; or (iii) has reported or is required to report Beneficial Ownership of 20% or more of the shares of Common Stock then outstanding on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in
                  Item 4 of such schedule (other than the disposition of the Common Stock) and, within ten (10) Business Days of being requested by the Company to advise it regarding the same and to dispose of a number of shares of Common Stock so that such Person, together with all Affiliates and Associates, is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding, certifies to the Company that such Person (A) acquired shares of Common Stock representing 20% or more of the shares of Common Stock then outstanding inadvertently or without knowledge of the terms of the Rights and (B) has disposed of a number of shares of Common Stock so that such Person, together with all Affiliates and Associates, is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding, in a transaction effected through a broker or dealer on a national securities exchange (provided the Common Stock is listed or admitted to trading on any national securities exchange); provided, however, that if the Person requested to so certify as provided in clause
                  (iii) fails to do so within ten (10) Business Days, then such Person shall become an Acquiring Person immediately after such ten (10) Business Day period; provided, further, however, that the Person who so certifies as provided in clause (iii) shall be deemed to have been an Exempted Person only so long as such Person continued to be the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock and such Person shall immediately become an Acquiring Person at any time such Person, together with all Affiliates and Associates of such Person, again shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding. A purchaser, assignee or transferee of the shares of Common Stock (or warrants or options exercisable for Common Stock) from an Exempted Person shall not thereby become an Exempted Person, except that a transferee from the estate of an Exempt Person who receives Common Stock as a bequest or inheritance from an Exempt Person shall be an Exempt Person so long as such Person continues to be the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock.

     Section 2. Outstanding Shares. For purposes of determining whether any Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, the Company shall assume that the shares of Common Stock then outstanding is that set forth in the Company's quarterly or annual report, or any current report subsequent thereto, which was available to such Person at the time such Person, together with all Affiliate and Associates, most recently became the Beneficial Owner of shares of Common Stock, unless such Person knew or had reason to believe at that time that the information contained therein is inaccurate.

     Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and shall be effective as of the date hereof. All references hereinafter to Amendment No. 1 shall be deemed to refer to this Amendment No. 1. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                  SYBRON CHEMICALS INC.


By: /s/ S.F. Ladin                       By:/s/ Richard M. Klein
------------------                       -----------------------
      Name: S.F. Ladin                        Name: Richard M. Klein
      Title: Secretary                        Title:  President & CEO

Attest:                                  BANKBOSTON, N.A.

By: /s/ Sandra Burgess                   By: /s/ Margaret Prentice
----------------------                   -------------------------
      Name: Sandra Burgess                     Name: Margaret Prentice
      Title: Account Manager                   Title: Director, Client Services